 Exhibit 1.3

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (the “Termination Agreement”) is made and entered into as of December 5, 2022, by and among Asseco Poland S.A., a company registered in Poland with registration number (KRS) 0000033391 (“Asseco”), Emil Sharvit (2001) Consulting and Project Management Ltd. (“Emil Sharvit”), a company registered in the State of Israel and Mr. Guy Bernstein, an individual and the controlling shareholder of Emil Sharvit (together with Emil Sharvit, “Guy,” and together with Asseco, the “Parties”).

WHEREAS, on October 4, 2017, the Parties entered into a Shareholders Voting Agreement, as amended on September 7, 2020 (the “Voting Agreement”) with respect to shares of Formula Systems (1985) Ltd.; and

WHEREAS, the Parties intend to terminate the Voting Agreement, as set forth in this Termination Agreement.

NOW, THEREFORE, the Parties agree as follows:

1.	Termination of Voting Rights. In accordance with Section 4.2 of the Voting Agreement, the Parties hereby mutually agree that the Voting Agreement, inclusive of any and all rights and obligations of each Party thereunder (other than the provisions of Section 6 thereof, which shall govern this Termination Agreement, as set forth in Section 2 below), shall terminate, effective immediately as of the date of this Termination Agreement (the “Effective Date”).

2.	Governing Law. This Termination Agreement shall be governed by and construed under the laws of the State of Israel without regard to its choice of law rules, and shall be subject to the further provisions regarding arbitration that are set forth in Section 6 of the Voting Agreement.

3.	Counterparts. This Termination Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the Parties hereto has executed this Termination Agreement as of the day and year first above written.

ASSECO POLAND S.A		EMIL SHARVIT (2001) CONSULTING AND PROJECT MANAGEMENT LTD.

By:	/s/ Karolina Rzonca-Bajorek	By:	/s/ Guy Bernstein
Name:	Karolina Rzonca-Bajorek	Name:	Guy Bernstein

By:	/s/ Marek Panek
Name:	Marek Panek

/s/ Guy Bernstein
GUY BERNSTEIN